SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

BIOLARGO, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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Nature’s Best Solution

BioLargo, Inc.
16150 Heron Avenue
La Mirada, California 90638
(949) 643-9540

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 25, 2012

To the Stockholders of BioLargo, Inc.:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of BioLargo, Inc. The Annual Meeting will be held on Monday, June 25, 2012, at 10:00 a.m. local time, at the Holiday Inn located at 14299 Firestone Boulevard, La Mirada, California 90638.

The expected actions to be taken at the Annual Meeting are described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. Included with the Proxy Statement is a copy of our Annual Report for the fiscal year ended December 31, 2011. We encourage you to read the Annual Report. It includes our audited financial statements and information about our operations, markets and services.

Stockholders of record as of May 2, 2012 may vote at the Annual Meeting.

We are pleased to inform you that this year we will be taking advantage of the “Notice and Access” method of providing proxy materials via the Internet. On or about Wednesday, May 9, 2012, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report for the fiscal year ended December 31, 2011 and how to vote. This notice also contains instructions on how to receive a paper or e-mail copy of the proxy materials. We believe that this method will expedite your receipt of proxy materials, help conserve natural resources and reduce our printing and mailing costs.

Your vote is important. Whether or not you plan to attend the meeting, please promptly vote and submit your proxy by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope. Returning the proxy card will ensure your representation at the meeting but does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains more about the proxy voting. Please read it carefully. We look forward to seeing you at the Annual Meeting.

Sincerely

Dennis P. Calvert
President and Chief Executive Officer

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NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Date:	Monday June 25, 2012
Time:	10:00am local time
Place:	Holiday Inn
14299 Firestone Boulevard
La Mirada, CA 90638

Matters to be voted on:

1.
A proposal to elect the following seven individuals to our Board of Directors: Dennis P. Calvert, Kenneth R. Code, Joseph L. Provenzano, Dennis E. Marshall, Gary A. Cox, Kent C. Roberts II, John S. Runyan.

2.	A proposal to ratify the appointment of Haskell & White LLP as our independent auditors.

The Annual Meeting will also address such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on May 2, 2012 are entitled to notice of and to vote at the Annual Meeting. A Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report for the fiscal year ended December 31, 2011 and how to vote will be mailed on or about May 9, 2012, to all stockholders entitled to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Dennis P. Calvert
President and Chief Executive Officer
April 30, 2012

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Monday, June 25, 2012. The Proxy Statement and the Annual Report to Stockholders are available at www.BioLargoReport.com.

YOUR VOTE IS IMPORTANT.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. FOR SPECIFIC INSTRUCTIONS ON VOTING, PLEASE REFER TO THE INSTRUCTIONS INCLUDED WITH THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR THE PROXY CARD OR VOTING INSTRUCTION CARD INCLUDED WITH THE PROXY MATERIALS.

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TABLE OF CONTENTS
TO
PROXY STATEMENT
OF
BIOLARGO, INC.

Index of Exhibits
Exhibit A: Form of Notice of Internet Availability of Proxy Materials

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BIOLARGO, INC.

PROXY STATEMENT FOR 2012
ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed Proxy is solicited on behalf of the Board of Directors of BioLargo, Inc. (“BioLargo” or the “Company”), for use at the Annual Meeting of Stockholders to be held on Monday, June 25, 2012, at 10:00 a.m. local time (the “Annual Meeting”), and at any postponement or adjournment thereof. The Annual Meeting will be held at the Holiday Inn located at 14299 Firestone Boulevard, La Mirada, California 90638. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.

As permitted by the rules adopted by the Securities and Exchange Commission, or SEC, we are making these proxy solicitation materials and the Annual Report for the fiscal year ended December 31, 2011, including the financial statements, available to our stockholders electronically via the Internet. A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report for the fiscal year ended December 31, 2011 and how to vote will be mailed on or about May 9, 2012, to all stockholders entitled to vote at the meeting. Our principal executive offices are located at 16150 Heron Avenue, La Mirada, California 90638. Our telephone number is (949) 643-9580. Our proxy materials are posted on the Internet at www.BioLargoReport.com.

GENERAL INFORMATION ABOUT THE MEETING

Who May Vote

You may vote if our records show that you own shares of BioLargo as of May 2, 2012. As of the close of business on April 27, 2012, we had a total of 61,151,091 shares of common stock issued and outstanding, which were held of record by approximately 615 stockholders. As of April 27, 2012, we had no shares of preferred stock outstanding. You are entitled to one vote for each share that you own.

Voting Your Proxy

If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted. If a bank, broker or other nominee holds your shares and you wish to attend the meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock in one of the following ways:

•
Vote by Internet. You may vote via the Internet by following the instructions provided in the Notice or, if you received printed materials, on your proxy card. The website for Internet voting is www.voteproxy.com and is also printed on the Notice and on your proxy card. Please have your Notice or proxy card in hand. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on June 24, 2012. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Vote by Mail. If you would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

Of course, you may also choose to attend the meeting and vote your shares in person. The proxy holders will vote your shares in accordance with your instructions on the proxy card. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Matters to be Presented

We are not aware of any matters to be presented other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions.

Changing Your Vote

To revoke your proxy instructions if you are a holder of record, you must (i) advise our Corporate Secretary in writing before the proxy holders vote your shares, (ii) deliver later proxy instructions, or (iii) attend the meeting and vote your shares in person. If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or nominee.

Cost of This Proxy Solicitation

We will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

How Votes are Counted

The Annual Meeting will be held if a majority of the outstanding common stock entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Abstentions and Broker Non-Votes

Shares that are voted “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular subject matter at the Annual Meeting. If you hold your common stock through a bank, broker or other nominee, the broker may be prevented from voting shares held in your account on some proposals (a “broker non-vote”) unless you have given voting instructions to the bank, broker or nominee. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.

Our Voting Recommendations

When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

•	“FOR” the election of Dennis P. Calvert, Kenneth R. Code, Joseph L. Provenzano, Dennis E. Marshall, Gary A. Cox, Kent C. Roberts II, and John S. Runyan to the Board of Directors; and

•	“FOR” ratification of Haskell & White LLP as our independent auditors for fiscal year 2012.

Deadlines for Receipt of Stockholder Proposals

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our bylaws. Stockholder proposals that are intended to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2013 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, must be received by us no later than January 9, 2013 to be considered for inclusion.

If a stockholder intends to submit a proposal or nomination for director for our 2013 Annual Meeting of Stockholders that is not to be included in BioLargo’s Proxy Statement and form of Proxy relating to the meeting, the stockholder must give us notice in accordance with the requirements set forth in BioLargo’s bylaws no later than  January 9, 2013. BioLargo’s bylaws require that certain information and acknowledgments with respect to the proposal and the stockholder making the proposal be set forth in the notice. A copy of the relevant bylaw provision is available upon written request to BioLargo’s, Inc., 16150 Heron Avenue, La Mirada, California 90638 Attention: Corporate Secretary. You can also access our SEC filings, including our Annual Report on Form 10-K, on the SEC’s website located at www.sec.gov and through our website at http://www.biolargo.com.

MATTER I
ELECTION OF DIRECTORS

The nominees listed below have been selected by the Board. All of the nominees are currently members of the Board. If elected, each nominee will serve until the annual meeting of stockholders to be held in 2013 (or action by written consent of stockholders in lieu thereof), or until his successor has been duly elected and qualified.

Composition of Board of Directors

 Our bylaws provide that the Board shall consist of not less than two and not more than seven directors. The Board currently consists of seven members. The Board has fixed the size of the Board to be elected in 2012 at seven members. There are no family relationships among any of our current directors, the nominees for directors and our executive officers.

In the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the present Board will fill any such vacancy. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

The Board does not have a Nominating/Corporate Governance Committee primarily because capital constraints, the Company’s early operational state, and the size of the current Board make constituting and administering such a committee excessively burdensome and costly. With respect to the nominees for election in 2012, every director of the Company participated in the decisions relating to the nomination of directors.

Nominees for Election as Directors

The following is certain information as of April 27, 2012 regarding the nominees for election as directors.

Name	Position with Company	Age	Director Since
Dennis P. Calvert	President, Chief Executive Officer, Chairman, and Director	49	June 2002
Joseph L. Provenzano	Vice President of Operations, Corporate Secretary and Director	43	June 2002
Gary A. Cox(1)(2)	Director	50	May 2003
Dennis E. Marshall(1)(2)(3)	Director	69	April 2006
Kenneth R. Code	Chief Technology Officer, Director	65	April 2007
Kent C. Roberts, II	Director	52	August 2011
John S. Runyan	Director	73	October 2011

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Chairman of Audit and Compensation committees

Vote Required

If a quorum is present, the nominees receiving the highest number of votes will be elected to the Board of Directors. Abstentions and broker non-votes will have no effect on the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF DENNIS P. CALVERT, KENNETH R. CODE, JOSEPH L. PROVENZANO, DENNIS E. MARSHALL, GARY A. COX, KENT C. ROBERTS II, AND JOHN S. RUNYAN TO THE BOARD OF DIRECTORS.

Biographical Information Regarding Directors and Nominees

Dennis P. Calvert is our President, Chief Executive Officer and Chairman of the Board.  Mr. Calvert was appointed a director in June 2002, and has served as President and Chief Executive Officer since June 2002, Corporate Secretary from September 2002 until March 2003, and Chief Financial Officer from March 2003 through January 2008. Mr. Calvert holds a B.A. in Economics from Wake Forest University, where he was a varsity basketball player on full scholarship. Mr. Calvert also studied at Columbia University and Harding University. He was an honor student in high school with numerous leadership awards. He is also an Eagle Scout. Mr. Calvert has an extensive entrepreneurial background as an operator, investor and consultant. From June 2002 to September 2002 he served as president of Med Wireless, Inc. In 1998 he was a founder, president and board member of Utelecom Communications, Inc. where he led the acquisition of four companies and secured a line of credit for $7.5 million. He was an investor and served as a manager of Beep for Free.com, LLC beginning in the year 2000, a consumer products and technology related company. Mr. Calvert resigned as the manager of Beep For Free.com, LLC in June 2002 and the company ceased operations in December 2002. Mr. Calvert was a founder and chairman of ZZYZX Technologies, Inc., a company that designed and produced high tech equipment. ZZYZX was sold in 2001. From 1990 to 1996 Calvert served as head of mergers and acquisitions for Medical Asset Management, Inc., a company that acquired and managed medical-related businesses. During his tenure he participated in more than 50 acquisitions and served in numerous positions with the company. Prior, he was a founder and officer of a medical recruiting and consulting firm named Merritt Hawkins and Associates from 1987 to 1990. Earlier, he was a top producing sales associate for a leading physician recruitment firm, Jackson and Coker, Inc. and served as a sales associate for Diamond Shamrock Chemicals Company from 1985 to 1986.

Joseph L. Provenzano has been a director since June 2002, assumed the role of Corporate Secretary in March 2003, was appointed Executive Vice President of Operations in January 2008, was elected President of the Company’s wholly owned subsidiary, Odor-No-More, Inc., upon the commencement of its operations in January 2010. Mr. Provenzano began his corporate career in April 1988 as a Personnel Manager and Recruiter for First American Travel, a marketing company in Southern California. From June 1991 to September 1995 he worked as a technician within the Commercial and Residential security industry. From September 1995 to September 1996 he was employed by two major Southern California moving and storage companies as head of marketing. From September 1996 to April 2001 he owned a marketing company called Pre-Move Marketing Services (PMSA), offering advertising and direct marketing products for the moving and storage industry. From April 2001 to March 2003 he worked with an investment holding company to manage their mergers and acquisitions department, participating in more than 50 corporate mergers and acquisitions.

Gary A. Cox has been a director since May 2003. Mr. Cox has more than 20 years in the healthcare field as consultant to hospitals and medical groups. From March 2008 through March 2010, Mr. Cox worked as a medical consultant for The Fortus Group, an executive search firm specializing in the dialysis industry. From January 2007 to March 2008, Mr. Cox worked as a corporate recruiter and recruitment manager for United PamAm Financial Corporation, a specialty finance company focused on the automobile industry. From December 2005 to January 2007, Mr. Cox was an executive search consultant with Management Recruiters International, an executive search firm specializing in the biotechnology industry. In addition, since 1995, he has also been providing search and consulting services to hospitals and clinics throughout the United States. Previously, Mr. Cox served for more than 10 years with firms in the United Kingdom in various executive recruiting, sales and marketing positions. He holds a technical degree in engineering from Leicester University in England. He was also a competitive athlete and played for a number of professional soccer (football) clubs in England in his early career.

Dennis E. Marshall has been a director since April 2006. Mr. Marshall has over 35 years of experience in real estate, asset management, management level finance, and operations-oriented management. Since 1981, Mr. Marshall has been a real estate investment broker in Orange County, California, representing buyers and sellers in investment acquisitions and dispositions. From March 1977 to January 1981, Mr. Marshall was a real estate syndicator at McCombs Corporation as well as the assistant to the Chairman of the Board. While at McCombs Corporation, Mr. Marshall became the Vice President of Finance, where he financially monitored numerous public real estate syndications. From June 1973 to September 1976, Mr. Marshall served as an equity controller for the Don Koll Company, an investment builder and general contractor firm, at which Mr. Marshall worked closely with institutional equity partners and lenders. Before he began his career in real estate, Mr. Marshall worked at Arthur Young & Co. (now Ernst & Young) from June 1969 to June 1973, where he served as Supervising Senior Auditor and was responsible for numerous independent audits of publicly held corporations. During this period, he obtained Certified Public Accountant certification. Mr. Marshall earned a degree in Accounting from the University of Texas, Austin in 1966 and earned a Master of Science Business Administration from the University of California, Los Angeles in 1969. Mr. Marshall serves as Chairman of the Audit and Compensation Committees.

Kenneth R. Code is the founder of IOWC Technologies, Inc. (“IOWC”). Mr. Code has been a director since April 2007 and also serves as our Chief Technology Officer. Mr. Code is our single largest stockholder. From December 2000 to present, Mr. Code has been the President of IOWC, a company which is engaged in the research and development of advanced disinfection technology, and from which the Company acquired the BioLargo technology in April 2007. From December 2000 through October 2003, Mr. Code also served as a director and Vice Chairman of BioLargo Technologies Inc., where he was engaged in pre-commercial efforts to seat inorganic disinfection technologies into the non-woven air-laid industry. Mr. Code has authored several publications concerning, and has filed several patent applications applying, disinfection technology. Mr. Code graduated from the University of Calgary, Alberta, Canada.

Kent C. Roberts, II spent 14 years as a partner and Director of Marketing at the investment management firm First Quadrant LP prior to his retirement in 2011. First Quadrant is respected globally as an innovative leader and investor in global macro and asset allocation strategies. The firm has been the recipient of four prestigious Graham and Dodd Awards for excellence in investment research during its twenty-year history and continues its long held focus on high level research. During his tenure at First Quadrant, Mr. Roberts served a term as a member of the firm’s governing board responsible for oversight of business operations, compensation, strategy, and public relations. Prior to his involvement with First Quadrant, Mr. Roberts served in a similar capacity as Marketing Director for Provident Capital Management in Philadelphia (1995 to 1997), and co-founded Akamai International, a boutique investment management firm offering institutional investors international equity strategies. He has presented at numerous industry conferences around the world and invited to participate on Institutional Investor’s Advisory Board.  From 1987 through 1992, Mr. Roberts worked in the capital markets department for Bankers Trust Company and other regional banks advising multinational corporations on currency risk management strategies.  Prior to entering the financial services industry Mr. Roberts worked in oil and gas exploration and consulted on the environmental impact resulting from the development of the Central Arizona Project (the canal that brought water from the Colorado River to both Phoenix and Tucson AZ).  Mr. Roberts received a MBA in Finance from the University of Notre Dame in 1986, and a BS in Agriculture and Watershed Hydrology from the University of Arizona in 1982. Mr. Roberts holds a series 3 securities license.

John S. Runyan has spent his career in the food industry. He began as a stock boy clerk at age 12, and ultimately served the Fleming Companies for 38 years, his last 10 years as a Senior Executive Officer in its corporate headquarters where he was Group President of Price Impact Retail Stores with annual sales of over $3 billion. He retired from Fleming in 2001, and established JSR&R Company executive advising, with a primary emphasis in the United States and international food business. His clients have included Coca Cola, Food 4 Less Price Impact Stores, IGA, Inc., Golden State Foods, and Bozzuto and Foodstuffs New Zealand. In 2005, he joined Associated Grocers in Seattle Washington as President and CEO, overseeing its purchase in 2007 by Unified Grocers, at which time he became, and still serves as, Executive Advisor to its CEO and to its President. Mr. Runyan currently serves on the Board of Directors of Western Association of Food Chains, Retailer Owned Food Distributors of America, and Nietech Company of Santa Rosa California. Additionally, Mr. Runyan served 8 years as a board member of the City of Hope’s Northern California Food Industry Circle, which included two terms and President, was recognized with the City of Hope “Spirit of Life” award. He was the first wholesale executive to be voted “Man of the Year” by Food People Publication. He is a graduate of Washburn University, which recognized his business accomplishments in 2007 as the honoree from the School of Business “Alumni Fellow Award”.

Other Executive Officer of the Company

The following is certain information as of April 27, 2012 regarding the executive officer of the Company not discussed above.

Name	Position with Company	Age	Officer Since
Charles K. Dargan, II	Chief Financial Officer	57	2008

Charles K. Dargan, II serves as the Chief Financial Officer of the Company, a position he has held since February 2008. Since January 2003, Mr. Dargan has served as founder and principal of CFO 911, a provider of operational and managerial expertise, specifically in accounting and finance, to middle market companies. From March 2000 to January 2003, Mr. Dargan was the Chief Financial Officer of Semotus Solutions, Inc., an American Stock Exchange-listed wireless mobility software company. Mr. Dargan also serves as a director of 411 Web Directory, Inc. and Anchor Audio, Inc. Mr. Dargan received his B.A. degree in Government from Dartmouth College, his M.B.A. degree and M.S.B.A. degree in Finance from the University of Southern California.

CORPORATE GOVERNANCE

Our corporate website, www.biolargo.com, contains the charters for our Audit and Compensation Committees and certain other corporate governance documents and policies, including our Code of Ethics. Any changes to these documents and any waivers granted with respect to our code of ethics will be posted at www.biolargo.com. In addition, we will provide a copy of any of these documents without charge to any stockholder upon written request made to Corporate Secretary, BioLargo, Inc., 16150 Heron Avenue, La Mirada, California 90638. The information at www.biolargo.com is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated by reference into this or any other filing we make with the SEC.

Director Independence

The Board has determined that each of Messrs. Cox, Marshall, Roberts and Runyan is independent as defined under applicable Nasdaq Stock Market, LLC (“Nasdaq”) listing standards. The Board has determined that none of Messrs. Calvert, Code or Provenzano is independent as defined under applicable Nasdaq listing standards.  None of Messrs. Calvert, Code or Provenzano serves on any committees of the Board.

Meetings of the Board

The Board held three meetings and acted by written consent six times during 2011. Each of the incumbent directors attended all of the meetings of the Board and committees on which the director served in 2011, except for Messrs. Roberts and Runyan, who attended each meeting after they were appointed to the Board.  Each of our directors is encouraged to attend our Annual Meeting of Stockholders, when these are held, and to be available to answer any questions posed by stockholders to such director.

Communications with the Board

The following procedures have been established by the Board in order to facilitate communications between our stockholders and the Board:

•
Stockholders may send correspondence, which should indicate that the sender is a Stockholder, to the Board or to any individual director, by mail to Corporate Secretary, BioLargo, Inc., 16150 Heron Avenue, La Mirada, California 90638.

•
Our Corporate Secretary will be responsible for the first review and logging of this correspondence and will forward the communication to the director or directors to whom it is addressed unless it is a type of correspondence which the Board has identified as correspondence which may be retained in our files and not sent to directors. The Board has authorized the Corporate Secretary to retain and not send to directors communications that: (a) are advertising or promotional in nature (offering goods or services), (b) solely relate to complaints by clients with respect to ordinary course of business customer service and satisfaction issues or (c) clearly are unrelated to our business, industry, management or Board or committee matters. These types of communications will be logged and filed but not circulated to directors. Except as set forth in the preceding sentence, the Corporate Secretary will not screen communications sent to directors.

•
The log of stockholder correspondence will be available to members of the Board for inspection. At least once each year, the Corporate Secretary will provide to the Board a summary of the communications received from stockholders, including the communications not sent to directors in accordance with the procedures set forth above.

Our stockholders may also communicate directly with the non-management directors as a group, by mail addressed to Dennis E. Marshall, c/o Corporate Secretary, BioLargo, Inc., 16150 Heron Avenue, La Mirada, California 90638.

Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal controls, and financial improprieties or auditing matters. Any of our employees may confidentially communicate concerns about any of these matters by mail addressed to Audit Committee, c/o Corporate Secretary, BioLargo, Inc., 16150 Heron Avenue, La Mirada, California 90638.

 All of the reporting mechanisms are also posted on our corporate website, www.biolargo.com. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal controls or auditing matters and, if it does, it will be handled in accordance with the procedures established by the Audit Committee.

Committees of the Board of Directors

The Board has established an Audit Committee and a Compensation Committee.

The Audit Committee meets with management and our independent public accountants to review the adequacy of internal controls and other financial reporting matters. Dennis E. Marshall served as Chairman of the Audit Committee during 2011 and continues to serve in that capacity. Gary A. Cox also serves on the Audit Committee. The Board has determined that Mr. Marshall qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended.  The Audit Committee met four times during 2011, and acted by written consent on one occasion.

 The Compensation Committee reviews the compensation for all of our officers and directors and affiliates. The Committee also administers our equity incentive option plan. Mr. Marshall served as Chairman of the Compensation Committee during 2011 and continues to serve in that capacity. Mr. Cox also serves on the Compensation Committee. The Compensation Committee met twice during 2011, and acted by written consent on one occasion.

The Board did not modify any action or recommendation made by the Compensation Committee with respect to executive compensation for the 2011 fiscal year. It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align their performance and the interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long term.

We do not have a Nominating/Corporate Governance Committee primarily because of capital constraints, our early operational state and the size of our current Board make constituting and administering such a committee excessively burdensome and costly. The traditional responsibilities of such a committee are handled by the Board as a whole. Candidates for director nominees are reviewed in the context of the current composition of the Board, the Company’s operating requirements and the long-term interests of its stockholders.  In conducting this assessment, the Board considers skills, diversity, age, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.  The Board’s process for identifying and evaluating nominees for director, including nominees recommended by stockholders, involves compiling names of potentially eligible candidates, conducting background and reference checks, conducting interviews with the candidate and others (as schedules permit), meeting to consider and approve the final candidates and, as appropriate, preparing an analysis with regard to particular recommended candidates.  With respect to the nominees for election in 2012, each of our directors participated in the decisions relating to the nomination of directors.

The Board follows the written code of ethics that applies to its principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Board Leadership Structure

Mr. Calvert serves as both principal executive officer and Chairman of the Board. The Company does not have a lead independent director. Messrs. Cox and Marshall serve as independent directors who provide active and effective oversight of our strategic decisions. As of the date of this filing, the Company has determined that the leadership structure of the Board has permitted the Board to fulfill its duties effectively and efficiently and is appropriate given the size and scope of the Company and its financial condition.

The Board’s Role in Risk Oversight

As a smaller company, our executive management team, consisting of Messrs. Calvert, Code and Provenzano, are also members of our Board. The Board, including our executive management members and independent directors, is responsible for overseeing our executive management team in the execution of its responsibilities and for assessing the Company’s approach to risk management. The Board exercises these responsibilities on an ongoing basis as part of its meetings and through its committees. Each member of the management team has direct access to the other Board members, and the Board committees, so to ensure that all risk issues are frequently and openly communicated. The Board closely monitors the information it receives from management and provides oversight and guidance to our executive management team regarding the assessment and management of risk. For example, the Board regularly reviews the Company’s critical strategic, operational, legal and financial risks with management to set the tone and direction for ensuring appropriate risk taking within the business.

 Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and persons holding 10% or more of the Company’s Common stock to file reports regarding their ownership and regarding their acquisitions and dispositions of our Common stock with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely upon review of Forms 3, 4, and 5 (and amendments thereto) and written representations provided to us by executive officers, directors and stockholders beneficially owning 10% or greater of the outstanding shares, we believe that such persons filed pursuant to the requirements of the SEC on a timely basis, except that Mr. Dargan filed, untimely, three reports on Form 4 relating to three transactions, Mr. Runyan filed, untimely, one report on Form 3 with respect to two transactions, and Mr. Roberts filed, untimely, one report on Form 4 with respect to one transaction.

EXECUTIVE COMPENSATION

The following table sets forth all compensation earned for services rendered to the Company in all capacities for the fiscal years ended December 31, 2011 and 2010, by its principal executive officer, principal financial officer, and two of its other executive officers who served in such capacities as of the end of fiscal 2011, collectively referred to as the “Named Executive Officers.”

Summary Compensation Table

Name and Principal Positions	Year	Salary		Bonus		Stock Awards		Option Awards (1)		All other Compensation		Total

Dennis P. Calvert,	2010	$238,515	(2)	—		—		$100,000	(4)	12,600	(3)	$351,115
Chairman,	2011	$262,367	(2)	$25,000	(12)	$82,000	(9)			12,600		$381,967
Chief Executive Officer and President

Kenneth R. Code,	2010	$238,515	(5)	—		—		$100,000	(4)	12,600	(3)	$351,115
Chief Technology Officer	2011	$262,367	(5)	$20,000	(12)	$82,000	(9)	—		12,600		$376,967

Charles K. Dargan II,	2010	$64,000	(6)	—		—		$75,400	(7)	—		$139,400
Chief Financial Officer	2011	$64,000	(6)	—		—		$49,200	(7)	—		$113,200

Joseph L. Provenzano,	2010	$100,624	(8)	—		—		$100,000	(4)	3,600	(3)	$204,224
Corporate Secretary	2011	$110,686	(8)	$20,000	(10)	—		$82,000	(11)	3,600		$216,286

(1)
The Company recognizes compensation expense for stock option awards on a straight-line basis over the applicable service period of the award, which is the vesting period. Share-based compensation expense is based on the grant date fair value estimated using the Black-Scholes method. The amounts in the “Stock and Option Awards” column reflect the aggregate grant date fair value of awards of stock or options, computed in accordance with SEC rules. These amounts do not represent the actual amounts paid to or realized by any of the recipients during fiscal 2011. The assumptions used to calculate these amounts are discussed in Note 9 to the Company’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2011.

(2)
At December 31, 2009, we had accrued and unpaid salary to Mr. Calvert in the amount of $96,286.  In 2010 the employment agreement for Mr. Calvert provided for a base salary of $238,515. During 2010, we made payments totaling $174,581. Additionally, Mr. Calvert agreed to convert $163,267 of accrued and unpaid salary into 494,750 shares of our Common stock at a price of $0.33 per share.  At December 31, 2010, we had accrued and unpaid salary to Mr. Calvert in the amount of $980.  In 2011 the employment agreement for Mr. Calvert provided for a base salary of $262,367. During 2011, we made payments totaling $195,049. At December 31, 2011, we had accrued and unpaid salary to Mr. Calvert in the amount of $84,353.  See “Employment Agreements—Dennis P. Calvert” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(3)	Consists of health insurance premium reimbursements and automobile allowance payments.
(4)
On February 1, 2010, the Company’s Compensation Committee issued options pursuant to the Company’s 2007 Equity Incentive Plan to the executives noted above.  The fair value of these options totaled $330,000, of which $100,000 was issued to each of Mr. Calvert, Mr. Code and Mr. Provenzano and the remaining $30,000 was issued to Mr. Dargan.  An option for 200,000 shares was issued to each of Mr. Calvert, Mr. Code and Mr. Provenzano and the remaining options to purchase an aggregate 60,000 shares were issued to Mr. Dargan. Each option’s exercise price is $0.575 per share, which price was $0.075 more than the $0.50 closing price of the Company’s Common stock on the date of grant.

(5)
At December 31, 2009, we had accrued and unpaid salary to Mr. Code in the amount of $131,793.  In 2010 the employment agreement for Mr. Code provided for a base salary of $238,515.  During 2010, we made payments totaling $218,394.  Additionally, Mr. Code agreed to convert $180,269 of accrued and unpaid 2010 salary into 546,269 shares of our Common stock at a price of $0.33 per share.   In 2011 the employment agreement for Mr. Code provided for a base salary of $262,267.  During 2011, we made payments totaling $217,500.  At December 31, 2011, we had accrued and unpaid salary to Mr. Code in the amount of $68,005. See “Employment Agreements—Kenneth R. Code” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(6)
In 2010 Mr. Dargan’s engagement agreement provided for base compensation of $64,000, plus the issuance of stock options discussed in footnote (7).  During 2010, we did not make any cash payments to Mr. Dargan, but rather converted $40,000 of accrued and unpaid salary into a stock option to purchase 200,000 shares of our Common stock at an exercise price of $0.30 per share. As of December 31, 2010, we had accrued and unpaid salary to Mr. Dargan in the amount of $92,000. In 2011, Mr. Dargan’s engagement agreement provided for base compensation of $64,000, plus the issuance of stock options discussed in footnote (7). We did not make any cash payments to Mr. Dargan in 2011. During 2011, we did not make any cash payments to Mr. Dargan, but rather converted $78,000 of accrued and unpaid salary into a stock option to purchase 190,244 shares of our common stock, at a conversion price of $0.41, which was the closing price of our common stock on the day of issuance. As of December 31, 2011, we had accrued and unpaid salary to Mr. Dargan in the amount of $66,000.  See “Employment Agreements – Charles K. Dargan II” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(7)
During the year ended December 31, 2010, we granted options to purchase an aggregate 120,000 shares of our common stock to Mr. Dargan pursuant to the terms of his engagement agreement. These options are exercisable at various exercise prices ranging between $0.24 and $0.50 per share depending upon their respective dates of grant, and resulted in an aggregate fair value of $75,400. Each option of fully vested upon grant and is exercisable for ten years. Pursuant to Mr. Dargan’s engagement agreement, during the year ended December 31, 2011, we granted an option to purchase 120,000 shares of our common stock. The option is exercisable at $0.42 per share and resulted in an aggregate fair value of $49,200. See “Employment Agreements – Charles K. Dargan II” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(8)
At December 31, 2009, we had accrued and unpaid salary for Mr. Provenzano in the amount of $43,786. In 2010, Mr. Provenzano’s engagement agreement provided for base compensation of $100,624. During 2010, we made payments totaling $96,561. Additionally, during 2010, Mr. Provenzano agreed to convert $59,240 of accrued and unpaid obligations into a stock option to purchase 296,203 shares of our Common stock at an exercise price of $0.30 per share. In 2011, Mr. Provenzano’s engagement agreement provided for base compensation of $110,686. During 2011, we made payments totaling $145,850. See “Employment Agreements – Joseph Provenzano” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(9)
On March 17, 2011, the Company’s Compensation Committee issued 400,000 shares of the Company’s common stock. Of this share issuance, 200,000 were issued to the Chief Executive Officer and the remaining 200,000 were issued to our Chief Technical Officer. The stock price was $0.41 on the date of grant, resulting in $164,000 of compensation expense.

(10)	On March 17, 2011, the Company’s Compensation Committee issued a bonus to Mr. Provenzano totaling $20,000. The remaining $3,600 relates to health insurance premiums.
(11)
On March 17, 2011, the Company’s Compensation Committee issued options pursuant to the Company’s 2007 Equity Incentive Plan to our Secretary and VP of Operations, consistent with management’s recommendations to the committee. In total, options to purchase an aggregate 200,000 shares of the Company’s common stock were issued, at an exercise price of $0.41 per share, the closing price of the Company’s common stock on the date of grant. Each option is fully vested upon issuance and expires ten years from the date of issuance. The fair value of these options totaled $82,000.

(12)
On March 17, 2011, the Company’s Compensation Committee issued a bonus to Mr. Calvert totaling $25,000 and to Mr. Code totaling $20,000. The bonuses were accrued and unpaid as of December 31, 2011. The remaining balance consists of health insurance premium reimbursements and automobile allowance payments.

Employment Agreements

Dennis P. Calvert

We entered into an employment agreement dated as of April 30, 2007 with Mr. Calvert (the “2007 Calvert Employment Agreement”). The previous employment agreement with Mr. Calvert, dated December 11, 2002, was terminated.

The 2007 Calvert Employment Agreement provides that Mr. Calvert will serve as our President and Chief Executive Officer, and receive (i) base compensation of $184,800 annually (with an automatic 10% annual increase); and (ii) a bonus in such amount as the Compensation Committee may determine from time to time. In addition, Mr. Calvert will be eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by our Board. When such benefits are made available to our senior employees, Mr. Calvert is also eligible to receive health insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year plus an additional two weeks per year for each full year of service during the term of the agreement up to a maximum of ten weeks per year, life insurance equal to three times his base salary and disability insurance.

Pursuant to the 2007 Calvert Employment Agreement, Mr. Calvert was granted an option (the “Option”) to purchase 7,733,259 shares of our Common stock. The Option is a non-qualified stock option, exercisable at $0.18 per share for ten years from the date of grant, and vested over time as follows:

First anniversary of the date of the Agreement	2,577,753
Second anniversary of the date of the Agreement	2,577,753
Third anniversary of the date of the Agreement	2,577,753

The 2007 Calvert Employment Agreement has a term of five years, unless earlier terminated in accordance with its terms. The Company and Mr. Calvert are currently negotiating the terms of an extension of his current agreement. The 2007 Calvert Employment Agreement provides that Mr. Calvert’s employment may be terminated by the Company due to disability, for cause or without cause. “Disability” as used in the 2007 Calvert Employment Agreement means physical or mental incapacity or illness rendering Mr. Calvert unable to perform his duties on a long-term basis (i) as evidenced by his failure or inability to perform his duties for a total of 120 days in any 360 day period, or (ii) as determined by an independent and licensed physician whom Company selects, or (iii) as determined without recourse by the Company’s disability insurance carrier. If Mr. Calvert’s employment is terminated for cause he will be eligible to receive his accrued base compensation and vacation compensation through the date of termination. If Mr. Calvert’s employment is terminated without cause, then he will be eligible to receive the greater of (i) one year’s compensation plus an additional one half year for each year of service since the effective date of the employment agreement or (ii) one year’s compensation plus an additional one half year for each year remaining in the term of the agreement.

The 2007 Calvert Employment Agreement requires Mr. Calvert to keep certain information confidential, not to solicit customers or employees of the Company or interfere with any business relationship of the Company, and to assign all inventions made or created during the term of the 2007 Calvert Employment Agreement as “work made for hire”.

 Kenneth R. Code

As part of the completion of the acquisition of the BioLargo technology from IOWC, we entered into an Employment Agreement dated as of April 30, 2007 with Mr. Code (the “Code Employment Agreement”).

The Code Employment Agreement provides that Mr. Code will serve as our Chief Technology Officer, and receive (i) base compensation of $184,800 annually (with an automatic 10% annual increase); and (ii) a bonus in such amount as the Compensation Committee may determine from time to time. In addition, Mr. Code will be eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by the Board. When such benefits are made available to our senior employees, Mr. Code is also eligible to receive health insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year plus an additional two weeks per year for each full year of service during the term of the agreement up to a maximum of ten weeks per year, life insurance equal to three times his base salary and disability insurance. The Code Employment Agreement has a term of five years, unless earlier terminated in accordance with its terms. The Company and Mr. Code are currently negotiating the terms of an extension of his current agreement.

The Code Employment Agreement also provides that Mr. Code’s employment may be terminated by the Company due to disability, for cause or without cause. “Disability” as used in the Employment Agreement means physical or mental incapacity or illness rendering Mr. Code unable to perform his duties on a long-term basis (i) as evidenced by his failure or inability to perform his duties for a total of 120 days in any 360 day period, or (ii) as determined by an independent and licensed physician whom Company selects, or (iii) as determined without recourse by the Company’s disability insurance carrier. If Mr. Code’s employment is terminated for cause he will be eligible to receive his accrued base compensation and vacation compensation through the date of termination. If Mr. Code’s employment is terminated without cause, then he will be eligible to receive the greater of (i) one year’s compensation plus an additional one half year for each year of service since the effective date of the employment agreement or (ii) one year’s compensation plus an additional one half year for each year remaining in the term of the agreement.

The Code Employment Agreement requires Mr. Code to keep certain information confidential, not to solicit customers or employees of the Company or interfere with any business relationship of the Company, and to assign all inventions made or created during the term of the Code Employment Agreement as “work made for hire”.

In connection with the closing of the acquisition of the BioLargo technology and the execution of the Code Employment Agreement, Mr. Code was also elected to the Board of both BioLargo and our wholly-owned subsidiary, BioLargo Life Technologies, Inc. (“BLTI”).

Charles K. Dargan II

On February 1, 2008, we engaged Charles K. Dargan, II to serve as our Chief Financial Officer for a term of one year, and since that date, have extended the engagement for one year periods. The agreement is subject to earlier termination on 30 days’ notice. During the term of the agreement, until the most recent extension, Mr. Dargan received a fee of $16,000 per quarter. In addition to the cash compensation, the agreement called for Mr. Dargan to be issued an option to purchase 50,000 shares of Common stock upon execution, and in addition, options over the term, to purchase 10,000 shares of our Common stock, each such option to be granted on the last day of each month commencing February and ending the following January, provided that his engagement has not been terminated prior to each such grant date, at an exercise price equal to the closing price of a share of the Company’s Common stock on each grant date, each such option to be fully vested upon grant and exercisable for ten years. The 2010 or 2011 extension of Mr. Dargan’s engagement agreement did not include the option to purchase 50,000 shares upon execution of the Agreement.

On April 9, 2012, Mr. Dargan’s agreement was further extended through January 31, 2013 (the “Extended Term”). The sole consideration for Mr. Dargan’s service during the newly Extended Term is the issuance of an option, vesting monthly, to purchase 300,000 shares of our common stock at $0.35 per share, to expire April 9, 2022. Mr. Dargan will continue to be entitled to reimbursement for business expenses he incurs in connection with the performance of his services as our Chief Financial Officer. The agreement with Mr. Dargan also contains provisions regarding indemnification and arbitration of disputes.

Joseph Provenzano

On January 10, 2008, we entered into an employment agreement with Joseph L. Provenzano (the “Provenzano Employment Agreement”), pursuant to which Mr. Provenzano agreed to serve as Vice President of Operations effective January 1, 2008, in addition to continuing to serve as Corporate Secretary. The Provenzano Employment Agreement replaces a previous employment agreement dated March 1, 2003.

The Provenzano Employment Agreement provides that Mr. Provenzano will receive base compensation of $79,200 annually (with automatic 10% annual increases). Mr. Provenzano is also entitled to reimbursement for authorized expenses he incurs in the course of his employment. In addition, Mr. Provenzano is eligible to receive discretionary bonuses, participate in benefits made generally available to our employees, and receive grants under our 2007 Equity Incentive Plan.

The initial term of the Provenzano Employment Agreement is one year and is automatically renewable for additional one-year periods unless we give at least 90 days notice of non-renewal. The Provenzano Employment Agreement also contains additional provisions typical of an agreement of this nature.

In connection with the execution of the Provenzano Employment Agreement, Mr. Provenzano also executed a non-disclosure agreement requiring him to keep certain information confidential, assigning to us creations and inventions during the term of his employment, and prohibiting him from soliciting business during the term of his employment and for a period of time thereafter.

Director Compensation

Each director who is not an officer or employee of the Company receives an annual retainer of $40,000, paid in cash or shares of our Common stock, in our sole discretion. In addition, the chairman of each board committee receives an additional $10,000, paid in cash or shares of Common stock, in our sole discretion. The following table sets forth information for the fiscal year ended December 31, 2011 regarding compensation of our non-employee directors. Our employee directors do not receive any additional compensation for serving as a director.

Director Compensation for Fiscal Year 2011

Name	Fees Earned or Fees Paid in Cash		Option Awards (1)		Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Dennis E. Marshall	$60,000	(2)	$3,900	(5)	$—	$—	$63,900
Gary A. Cox	$40,000	(3)	$3,900	(5)	$—	$—	$43,900
Kent C. Roberts, II	$14,795	(4)	$2,917	(5)	$—	$—	$17,713
John C. Runyan	$9,644	(6)	$2,267	(5)	$—	$—	$11,091

(1)
The Company recognizes compensation expense for stock option awards on a straight-line basis over the applicable service period of the award, which is the vesting period.  Share-based compensation expense is based on the grant date fair value estimated using the Black-Scholes method. The amounts in the “Stock and Option Awards” column reflect the aggregate grant date fair value of awards of stock or options, computed in accordance with SEC rules. These amounts do not represent the actual amounts paid to or realized by any of the recipients during fiscal 2010. The assumptions used to calculate these amounts are discussed in Note 9 to the Company’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2011.

(2)
In 2011 Mr. Marshall earned director fees of $60,000, which included compensation for serving as Chairman of the Audit and Compensation committees of the Board. During 2011, we made aggregate payments to Mr. Marshall of $90,000, of which $30,000 related to 2010, consisting of (i) an issuance of an option to purchase 109,757 shares of our Common stock, issued at a conversion price of $0.41 per share, the stock price at the date of grant, (ii) an issuance of an option to purchase 46,875 shares of our Common stock at a conversion price of $0.48 per share, the stock price at the date of grant, and (iii) an issuance of an option to purchase 225,000 shares of our Common stock, issued at a conversion price of $0.30 per share, the stock price at the date of grant. As of December 31, 2011, there were $0 in director fees was accrued and unpaid.  Mr. Marshall held options to purchase an aggregate 791,631 shares of our Common stock with a weighted average exercise price of $0.40 per share and a weighted average remaining life of 6 years.

(3)
In 2011 Mr. Cox earned director fees in the amount of $40,000. During 2010, we made aggregate payments to Mr. Cox of $55,775, of which $15,775 related to 2010, consisting of (i) payments totaling $20,000, (ii) an issuance of an option to purchase 42,858 shares of our Common stock, issued at a conversion price of $0.41 per share, the stock price at the date of grant, and (iii) an issuance of an option to purchase 100,000 shares of Common stock at $0.30 per share, the stock price at the date of grant.  As of December 31, 2011, there were $0 in director fees was accrued and unpaid.   Mr. Cox held options to purchase an aggregate 421,714 shares of our Common stock with a weighted average exercise price of $0.42 per share and a weighted average remaining life of 6 years.

(4)
In 2011 Mr. Roberts earned director fees in the amount of $14,795. During 2011, there were no payments to Mr. Roberts. As of December 31, 2011, $14,795 in director fees was accrued and unpaid.  Mr. Roberts held options to purchase an aggregate 8,334 shares of our Common stock with a weighted average exercise price of $0.35 per share and a weighted average remaining life of 9.5 years.

(5)
Pursuant to the terms of the 2007 Equity Incentive Plan, our independent board members are automatically awarded an option to purchase 10,000 shares (or a pro-rata portion upon becoming an independent board member) of our Common stock effective the date of the annual stockholder’s meeting (or effective date of an annual stockholder’s consent). On July 1, 2011, the effective date of the 2011 annual stockholder consent, each of Mr. Marshall and Mr. Cox were automatically granted an option to purchase 10,000 shares of our Common stock at an exercise price of $0.39 per share. Upon joining our Board on August 18, 2011, Mr. Roberts was granted an option to purchase 8,334 shares of Common stock at an exercise price of $0.35 per share.  Upon joining our Board on October 4, 2011, Mr. Runyan was granted an option to purchase 6,667 shares of Common stock at an exercise price of $0.34 per share.

(6)
In 2011 Mr. Runyan earned director fees in the amount of $9,644. During 2011, there were no payments to Mr. Runyan. As of December 31, 2011, $9,644 in director fees was accrued and unpaid.  Mr. Runyan held options to purchase an aggregate 6,667 shares of our Common stock with a weighted average exercise price of $0.34 per share and a weighted average remaining life of 10 years.

 Equity Compensation Plans

On August 7, 2007, our Board adopted the BioLargo, Inc. 2007 Equity Incentive Plan (“2007 Plan”) as a means of providing our directors, key employees and consultants additional incentive to provide services. Both stock options and stock grants may be made under this plan. The Compensation Committee administers this plan. The plan allows grants of common shares or options to purchase common shares. As plan administrator, the Compensation Committee has sole discretion to set the price of the options. The Compensation Committee may at any time amend or terminate the plan.

 Under this plan, as amended in 2011, 12,000,000 shares of our common stock are reserved for issuance under awards. Any shares that are represented by awards under the 2007 Plan that are forfeited, expire, or are canceled or settled in cash without delivery of shares, or that are forfeited back to us or reacquired by us after delivery for any reason, or that are tendered to us or withheld to pay the exercise price or related tax withholding obligations in connection with any award under the 2007 Plan, will again be available for awards under the 2007 Plan. Only shares actually issued under the 2007 Plan will reduce the share reserve. If we acquire another entity through a merger or similar transaction and issue replacement awards under the 2007 Plan to employees, officers and directors of the acquired entity, those awards, to the extent permitted under applicable laws and securities exchange rules, will not reduce the number of shares reserved for the 2007 Plan.

The 2007 Plan imposes additional maximum limitations, which limitations will be adjusted to take into account stock splits, reverse stock splits and other similar occurrences. The maximum number of shares that may be issued in connection with incentive stock options granted to any one person in any calendar year intended to qualify under Internal Revenue Code Section 422 is 160,000 shares. The maximum number of shares that may be subject to stock options or stock appreciation rights granted to any one person in any calendar year is 200,000 shares, except that this limit is 400,000 shares if the grant is made in the year of the recipient’s initial employment. The maximum number of shares that may be subject to restricted stock or restricted stock units granted to any one person in any calendar year is 200,000 shares. The maximum number shares that may be subject to awards granted to any one Participant in any calendar year of (i) performance shares, and/or performance units (the value of which is based on the Fair Market Value of a Shares), is 200,000 Shares; and (ii) of performance units (the value of which is not based on the Fair Market Value of a Share) that could result a payment of more than $500,000.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised stock options and equity incentive plan awards for each of the Named Executive Officers outstanding as of December 31, 2011.  All stock or options that were granted to the Named Executive Officers during the fiscal year ended December 31, 2011 have fully vested.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price		Share Price on Grant Date	Option Expiration Date
Dennis Calvert	7,733,259	(1)		--	$ 0.18	(2)	$ 0.37	April 30, 2017
	200,000	(3)		--	$ 0.94		$ 0.94	December 28, 2017
	60,000	(4)		--	$ 0.55		$ 0.37	April 27, 2019
	691,974	(5)		--	$ 0.55		$ 0.37	April 27, 2019
	200,000	(7)		--	$ 0.575		$ 0.50	February 1, 2020
Charles K. Dargan II	50,000	(6)		--	$ 1.89		$ 1.89	February 1, 2018
	10,000	(6)		--	$ 1.65		$ 1.65	April 30, 2018
	10,000	(6)		--	$ 1.55		$ 1.55	May 31, 2018
	10,000	(6)		--	$ 1.10		$ 1.10	June 30, 2018
	10,000	(6)		--	$ 0.99		$ 0.99	July 31, 2018
	10,000	(6)		--	$ 0.90		$ 0.90	August 31, 2018
	10,000	(6)		--	$ 0.89		$ 0.89	September 30, 2018
	10,000	(6)		--	$ 0.35		$ 0.35	October 31, 2018
	10,000	(6)		--	$ 0.70		$ 0.70	November 30, 2018
	10,000	(6)		--	$ 0.41		$ 0.41	December 31, 2018
	10,000	(6)		--	$ 0.38		$ 0.38	January 31, 2019
	50,000	(6)		--	$ 0.28		$ 0.28	February 23, 2019
	10,000	(6)		--	$ 0.30		$ 0.30	April 30, 2019
	36,000	(4)		--	$ 0.50		$ 0.30	April 29, 2019
	10,000	(6)		--	$ 0.45		$ 0.45	May 31, 2019
	10,000	(6)		--	$ 0.45		$ 0.45	June 30, 2019
	10,000	(6)		--	$ 0.50		$ 0.50	July 31, 2019
	10,000	(6)		--	$ 0.43		$ 0.43	August 31, 2019
	10,000	(6)		--	$ 0.40		$ 0.40	September 30, 2019
	10,000	(6)		--	$ 0.45		$ 0.45	October 31, 2019
	10,000	(6)		--	$ 0.57		$ 0.57	November 30, 2019
	10,000	(6)		--	$ 0.70		$ 0.70	December 31, 2019
	10,000	(6)		--	$ 0.50		$ 0.50	January 31, 2020
	10,000	(6)		--	$ 0.45		$ 0.45	February 28, 2020
	60,000	(7)		--	$ 0.575		$ 0.50	February 1, 2020
	10,000	(6)		--	$ 0.50		$ 0.50	March 31, 2020
	10,000	(6)		--	$ 0.39		$ 0.39	April 30, 2020
	10,000	(6)		--	$ 0.31		$ 0.31	May 31, 2020
	10,000	(6)		--	$ 0.25		$ 0.25	June 30, 2020
	10,000	(6)		--	$ 0.24		$ 0.24	July 31, 2020
	10,000	(6)		--	$ 0.23		$ 0.23	August 30, 2020
	200,000	(8)		--	$ 0.30		$ 0.30	August 4, 2015
	10,000	(6)		--	$ 0.35		$ 0.35	September 30, 2020
	10,000	(6)		--	$ 0.42		$ 0.42	October 31, 2020

	10,000	(6)	--	$ 0.40	$ 0.40	November 30, 2020
	10,000	(6)	--	$ 0.50	$ 0.50	December 31, 2020
	10,000	(6)	--	$ 0.42	$ 0.42	January 31, 2021
	120,000	(6)	--	$ 0.41	$ 0.41	February 28, 2021
Kenneth R. Code	200,000	(3)	--	$ 1.03	$ 0.94	December 28, 2017
	60,000	(4)	--	$ 0.55	$ 0.37	April 27, 2019
	200,000	(7)	--	$ 0.575	$ 0.50	February 1, 2015
Joseph Provenzano	100,000	(3)	--	$ 0.94	$ 0.94	December 28, 2017
	30,000	(4)	--	$ 0.50	$ 0.37	April 27, 2019
	200,000	(7)	--	$ 0.575	$ 0.50	February 1, 2020
	296,203	(8)	--	$ 0.30	$ 0.30	August 4, 2020
	200,000	(9)	--	$ 0.41	$ 0.41	March 17, 2021

(1)
Mr. Calvert was granted an option to purchase 7,733,259 shares of our Common stock pursuant to his employment agreement entered into on April 30, 2007. The options granted to Mr. Calvert vested over three years in equal amounts on the anniversary of the option grant date.

(2)
The option exercise price of $0.18 was below the $0.37 closing price of our Common stock on the date of the employment agreement. In arriving at the option price, the Compensation Committee of our Board (the “Compensation Committee”) determined the pricing was appropriate based on a number of factors, including (i) that the initial tranche of options does not vest until one year of the date of grant, (ii) with the quantity of the shares that would be issued, a block of shares that size could not be liquidated without affecting the market price of the shares, and (iii) the shares would be “restricted shares” and thereafter would be subject to the volume and manner of sale limitations applicable to affiliates under Rule 144 under the Securities Act of 1933.

(3)
On December 28, 2007, the Compensation Committee granted options to Messrs. Calvert and Code under the 2007 Plan, which options vested over three years in equal amounts on the anniversary of the option grant date.

(4)
On April 27, 2009, in an effort to preserve cash and reduce outstanding payables to third parties, officers and board members, the Board offered an option to purchase Common stock in lieu of cash payment to reduce amounts owed. The options may be exercised at $0.50 cents a share, an amount which was 20 cents a share above the 30 cents per share closing price of the Company’s Common stock on April 27, 2009, would be issued pursuant to the 2007 Plan, and would expire April 27, 2012. The expiration date of the options was extended to April 27, 2019 by the board on February 1, 2012. The number of shares of Common stock purchasable pursuant to the option would be equal to three times the dollar amount reduced.  Mr. Calvert and Mr. Code reduced the outstanding amount owed to each by $20,000, and in exchange each received options to purchase 60,000 shares of Common stock. The options issued to Messrs. Calvert and Code are exercisable at $0.55 per share, which is ten percent above the exercise price, per the terms of the 2007 Plan.  Mr. Dargan, our Chief Financial Officer, reduced the outstanding amount owed to him by $12,000, and in exchange received an option to purchase 36,000 shares of Common stock at $0.50 per share.

(5)
On April 27, 2009, New Millennium agreed to accept as payment of $230,658 of the outstanding $380,658 in accrued but unpaid interest an option to purchase 691,974 shares of our Common stock, exercisable at $0.55 cents per share. This option was initially set to expire April 24, 2012, but was extended to April 24, 2019 by the board on February 1, 2012. The remaining $150,000 unpaid interest was paid by the issuance of common stock in August 2010.

(6)
In connection with the engagement agreement with our Chief Financial Officer, Charles K. Dargan II, we issued options to purchase Common stock which are fully vested and expire ten years from the date of issuance.

(7)
On February 1, 2010, the Compensation Committee granted options to Messrs. Calvert, Code, Provenzano and Dargan under the 2007 Plan, which options are exercisable at $0.575 per share, vest immediately and expire ten years from the option grant date.

(8)
On August 4, 2010, in an effort to preserve our cash and reduce outstanding payables, the Board authorized converting outstanding payable amounts owed to Messrs. Provenzano and Dargan into an option to purchase Common stock in lieu of cash payment. The option may be exercised at $0.30 cents a share, was issued pursuant to our 2007 Equity Incentive Plan, and will expire five years from the date of issuance.

We issued an option to Mr. Provenzano to purchase 296,203 shares of our Common stock at $0.30 per share in lieu of $99,240 in unpaid salary obligations that were incurred in fiscal year 2009, and an option to Mr. Dargan to purchase 200,000 shares of our Common stock at $0.30 per share in lieu of $40,000 in unpaid obligations that were incurred in fiscal year 2009.

(9)
On March 17, 2011, the Company’s Compensation Committee issued options pursuant to the Company’s 2007 Equity Incentive Plan to our Secretary and VP of Operations, consistent with management’s recommendations to the committee. In total, options to purchase an aggregate 200,000 shares of the Company’s common stock were issued, at an exercise price of $0.41 per share, the closing price of the Company’s common stock on the date of grant. Each option is fully vested upon issuance and expires ten years from the date of issuance.  The fair value of these options totaled $82,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our Common stock as of April 27, 2012, including rights to acquire beneficial ownership of shares of our Common stock within 60 days of April 27, 2012, by (a) all stockholders known to the Company to be beneficial owners of more than 5% of the outstanding Common stock; (b) each director, (c) each Named Executive Officer, and (d) all directors and executive officers of the Company as a group:

Name and Address of Beneficial Owner (1)	Amount of Beneficial Ownership	Percent of Class (2)

Directors and Officers (3)
Kenneth R. Code (4)	22,944,649	31.1%
Dennis P. Calvert (5)	12,009,468	16.3%
Joseph L. Provenzano (6)	1,426,980	1.9%
Charles K. Dargan II (9)	1,101,244	1.5%
Kent C. Roberts II (10)	1,069,083	1.5%
Dennis E. Marshall (8)	981,663	1.3%
Gary A. Cox (7)	832,909	1.1%
John S. Runyan (11)	354,328	0.5%
All directors and officers as a group (8 persons)	40,720,324	55.2%

(1)
Except as noted in any footnotes below, each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)
The Company has only one class of stock outstanding.  Percentage ownership is based on 61,293,946 shares of Common stock outstanding on April 27, 2012; 12,605,781 shares of Common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for determining the number of shares beneficially owned by the directors and officers, and the directors and officers as a group, and for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)
The address for all directors and the Named Executive Officers is: c/o BioLargo, Inc., 16150 Heron Avenue, La Mirada, California, 90638, except for: Kent C. Roberts II’s address is 1146 Oxford Road, San Marino CA 91108; Charles K Dargan II’s address is 8055 W. Manchester Ave., Ste. 405, Playa Del Rey, CA 90293; and John S. Runyan’s address is 30001 Hillside Terrace, San Juan Capistrano, CA 92675.

(4)
Includes 22,139,012 shares issued on April 30, 2007 to IOWC Technologies, Inc., which Mr. Code controls, in connection with the acquisition by the Company of certain intellectual property and other assets on that date. Includes 460,000 shares issuable to Mr. Code upon exercise of options.

(5)
Includes 1,528,695 shares, and an option to purchase 691,974 shares, of common stock held by New Millennium Capital Partners, LLC, which is wholly owned and controlled by Mr. Calvert Includes 7,733,259 shares issuable to Mr. Calvert upon exercise of the options issued in connection with his employment agreement. Includes 460,000 shares issuable to Mr. Calvert upon exercise of other options granted from time to time by the Company.

(6)	Includes 826,203 shares issuable to Mr. Provenzano upon exercise of options.

(7)	Includes 401,714 shares issuable to Mr. Cox upon exercise of options.

(8)	Includes 721,631 shares issuable to Mr. Marshall upon exercise of options.

(9)	Includes 911,000 shares issuable to Mr. Dargan upon exercise of options.

(10)	Includes 542,858 shares issuable to Mr. Roberts upon exercise of options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has adopted a policy that all transactions between the Company and its executive officers, directors and other affiliates must be approved by a majority of the members of the Board and by a majority of the disinterested members of the Board, and must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

Retirement of a Portion of Board of Director and Officer Payables

On January 4, 2010, we issued an aggregate 114,287 shares of our Common stock, at a per share value of $0.70, which was the closing price of our Common stock on the day of issuance, to two members of our board of directors in lieu of $80,000 in accrued and unpaid payables for their services as director.

On August 4, 2010, we issued to Mr. Calvert an aggregate 494,750 shares of our Common stock, at a per share value of $0.33, which was at a 10% premium, in lieu of $163,267 of accrued and unpaid salary obligations.  We also issued to Mr. Code 546,269 shares of our Common stock, at a per share value of $0.33, which was a 10% premium, in lieu of $180,269 of accrued and unpaid salary obligations.

On August 4, 2010, we issued an option to Mr. Provenzano to purchase 296,203 shares of our Common stock at $0.30 per share in lieu of $59,240 in unpaid salary obligations, an option to purchase 150,000 shares of our Common stock to Mr. Marshall at $0.33 per share in lieu of $30,000 in unpaid obligations, an option to purchase 100,000 shares of our Common stock to Mr. Cox at $0.33 per share in lieu of $20,000 in unpaid obligations, and an option to Mr. Dargan to purchase 200,000 shares of our Common stock at $0.30 per share consultants in lieu of $40,000 of accrued and unpaid obligations.

On April 2, 2011 we issued an option to purchase an aggregate 46,875 shares of our common stock to Mr. Marshall at $0.35 per share, in lieu of $15,000 of accrued and unpaid obligations.  The option expires ten years from the date of issuance.

On March 17, 2011, Mr. Marshall was issued an option to purchase an aggregate 109,757 shares of our common stock at $0.41 per share, in lieu of $30,000 of accrued and unpaid obligations.  Also, Mr. Cox was issued an option to purchase an aggregate 36,586 shares of our common stock at $0.41 per share, in lieu of $10,000 of accrued and unpaid obligations.  Each option expires ten years from the date of issuance.

Transactions with Dennis Calvert and New Millennium Capital Partners, LLC

On April 13, 2007, New Millennium Capital Partners LLC (“New Millennium”), a limited liability company controlled and owned in part by the Company’s CEO and president, Dennis P. Calvert, converted a promissory note (the “Note”) in principal amount of $900,000 into 1,636,364 shares of our Common stock, at a price of $0.55 per share, which was the last bid price on the date of conversion. Accrued but unpaid interest in the amount of $380,658 as of the conversion date of April 13, 2007 remained outstanding on the Note, which amount was due to be paid on January 15, 2008. We did not make such payment on such date. On November 12, 2008, we and New Millennium agreed to extend the date on which interest would be paid to April 30, 2009. On April 27, 2009, New Millennium agreed to accept as payment of $230,658 of the outstanding $380,658 in accrued but unpaid interest an option to purchase 691,974 shares of our Common stock, exercisable at $0.55 cents per share. This option will expire April 24, 2012. New Millennium further agreed to extend the due date for the remaining $150,000 unpaid interest to April 30, 2010, which date was further extended to October 31, 2010. On August 4, 2010, we issued to New Millennium 454,546 shares of our Common stock, at a conversion price of $0.33, as payment of the $150,000 accrued and unpaid interest.

The balance to the related party is $0 as of December 31, 2010 and 2011.

 REPORT OF COMPENSATION COMMITTEE

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate this report. The Compensation Committee has furnished this report on executive compensation for the 2011 fiscal year.

Compensation Program and Philosophy

The Compensation Committee administers the Company’s executive compensation program. The Compensation Committee has the authority to review and determine the salaries and bonuses of the executive officers of the Company, including the Chief Executive Officer and the other Named Executive Officers, and to establish the general compensation policies for such individuals. The Compensation Committee also has the sole and exclusive authority to make discretionary option grants to all of the Company’s employees under the Company’s equity incentive plans.

The Compensation Committee operates under a written charter. The duties and responsibilities of a member of the Compensation Committee are in addition to his or her duties as a member of the Board. The charter reflects these various responsibilities, and the Committee is charged with periodically reviewing the charter. The Committee’s membership is determined by the Board and is composed entirely of independent directors. In addition, the Committee has the authority to engage the services of outside advisors, experts and others, including independent compensation consultants who do not advise the Company, to assist the Committee. Mr. Marshall has served as Chairman of the Compensation Committee since April 28, 2006. Mr. Cox also serves on the Compensation Committee. The Compensation Committee met twice during 2011, and acted by unanimous written consent one time.

The Compensation Committee believes that the compensation programs for the Company’s executive officers should reflect the Company’s performance, support the short- and long-term strategic goals and values of the Company, reward individual contribution to the Company’s success and align the interests of the Company’s executive officers with the interests of the Company’s stockholders. The Company is engaged in a very competitive industry, and the Company’s success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals. To that end, it is the view of the Board that the total compensation program for executive officers should consist of all or most of the following components:

•	base salary

•	bonus

•	equity-based compensation

The Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the Company’s chief executive officer and the Company’s other executive officers. Typically, our Chief Executive Officer makes compensation recommendations to the Committee with respect to the compensation of our officers, and the Committee may accept or adjust such recommendations in its discretion. In 2010, the Committee considered management’s continuing achievement of its short- and long-term goals versus its strategic imperatives. The principal factors that were taken into account in establishing each executive officer’s compensation package for the 2011 fiscal year are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years. Moreover, all of the Company’s Named Executive Officers have entered into employment agreements or arrangements with the Company, and many components of each such person’s compensation are set by such agreement or arrangement.

Chief Executive Officer Compensation

On April 30, 2007, the Company entered into an employment agreement with Mr. Calvert, pursuant to which, throughout 2011, Mr. Calvert served as the President and Chief Executive Officer. No modifications to Mr. Calvert’s employment agreement were made in 2011. Other provisions of Mr. Calvert’s Employment Agreement are discussed elsewhere in this Proxy Statement. See “EXECUTIVE COMPENSATION – Employment Agreements – Dennis P. Calvert” above.

Chief Technology Officer Compensation

On April 30, 2007, the Company entered an employment agreement with Mr. Code, pursuant to which, throughout 2011, Mr. Code served as the Company’s Chief Technology Officer. Other provisions of Mr. Code’s employment agreement are discussed elsewhere in this Proxy Statement. See “EXECUTIVE COMPENSATION – Employment Agreements – Kenneth R. Code” above.

Other Executive Compensation

On February 1, 2008, the Company entered into an agreement with Mr. Dargan for his services as the Company’s Chief Financial Officer. This agreement’s initial term of one year has been extended each year, and Mr. Dargan served in such role pursuant to the agreement during 2011. See “EXECUTIVE COMPENSATION – Employment Agreements – Charles K. Dargan, II” above.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance based. Non-performance based compensation paid to the Company’s executive officers for the 2010 fiscal year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company’s executive officers for the 2011 fiscal year will exceed that limit. Because it is unlikely that the cash non-performance based compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee will reconsider this decision should the individual cash non-performance based compensation of any executive officer ever approach the $1 million level.

Submitted by the Compensation Committee:

/s/ Dennis E. Marshall, Chair
/s/ Gary A. Cox

MATTER II
RATIFICATION OF SELECTION OF
INDPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Haskell & White LLP audited our financial statements for the years ended December 31, 2010 and 2011. Our Audit Committee has again selected Haskell & White LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2012. Haskell & White LLP has represented to us that it is independent with respect to the Company within the meaning of the published rules and regulations of the SEC.

Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Audit Committee of the Board of Directors, in its discretion, may appoint new independent auditors at any time during the year if the Board of Directors believes that such a change would be in the best interest of BioLargo and its stockholders. If the stockholders do not ratify the appointment of Haskell & White LLP, the Audit Committee of the Board of Directors may reconsider its selection.

The Board of Directors expects that representatives of Haskell & White LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of Haskell & White LLP as our independent auditors. Abstentions will have the effect of a vote “against” the ratification of Haskell & White LLP as our independent auditors. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF HASKELL & WHITE LLP AS BIOLARGO’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

Principal Accountant Fees and Services

The following table summarizes the fees billed by Haskell & White, LLP, our principal accountant engaged to audit our financial statements for the years ended December 31, 2010 and 2011, for professional services rendered to the Company and its subsidiaries during 2010 and 2011.

	Amount Billed
Type of Fee	Fiscal Year 2010	Fiscal Year 2011
Audit Fees(1)	$34,500	$51,500
Audit-Related(2)	—	—

Total	$34,500	$51,500

(1)
This category consists of fees for the audit of our annual financial statements included in our annual report on Form 10-K and review of the financial statements included in the Company’s quarterly reports on Form 10-Q. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters.

(2)
Represents services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years, aggregate fees charged for assurance and related services that are reasonably related to the performance of the audit and are not reported as audit fees. These services include consultations regarding Sarbanes-Oxley Act requirements, various SEC filings and the implementation of new accounting requirements.

REPORT OF AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein, and shall not be deemed to be soliciting material or otherwise deemed filed under either such Act.

The Audit Committee is currently comprised of two independent directors, both of whom are independent under the rules of the SEC and Nasdaq. Mr. Marshall serves as Chairman of the Audit Committee. Mr. Cox also serves on the Audit Committee. The Board has determined that Mr. Marshall qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended. The duties and responsibilities of a member of the Audit Committee are in addition to his or her duties as a member of the Board. The Audit Committee operates under a written charter, a copy of which is available on our corporate website, www.biolargo.com. The Audit Committee met four times during 2011, and acted once by unanimous written consent.

The Audit Committee’s primary duties and responsibilities are to:

•	engage the Company’s independent auditor,

•	monitor the independent auditor’s independence, qualifications and performance,

•	pre-approve all audit and non-audit services,

•	monitor the integrity of the Company’s financial reporting process and internal control systems,

•	provide an open avenue of communication among the independent auditor, financial and senior management of the Company and the Board, and

•	monitor the Company’s compliance with legal and regulatory requirements, contingent liabilities, risk assessment and risk management.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In carrying out these responsibilities, the Audit Committee monitored the Company’s operational effectiveness regarding the progress and completion of the implementation of the Company’s internal controls.

In overseeing the preparation of the Company’s financial statements, the Audit Committee met with the Company’s Chief Financial Officer and management, and held meetings with the Company’s independent auditors, both in the presence of management and privately, to review and discuss all financial statements prior to their issuance, the overall scope and plans for the preparation of the financial statements and respective audit, and the evaluation of the Company’s internal controls and significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the statements with both management and the Company’s independent auditors. In accordance with Section 204 of the Sarbanes-Oxley Act of 2002 and the Statement on Auditing Standards (“SAS”) No. 61 (Communication With Audit Committees) as amended by SAS No. 90 (Audit Committee Communications), the Audit Committee has discussed with the Company’s independent auditors all matters required to be discussed under the Sarbanes-Oxley Act and the foregoing standards.  In addition, the Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

With respect to the Company’s independent auditors, the Audit Committee, among other things, discussed with Haskell & White LLP matters relating to their independence, including the written disclosures made to the Audit Committee as required by the PCAOB Rule 3526, Communications with Audit Committees Concerning Independence.  The Audit Committee also reviewed and approved the audit fees of Haskell & White LLP.

On the basis of these reviews and discussions, the Audit Committee (i) appointed Haskell & White LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year and (ii) recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Form 10-K for the year ended December 31, 2011 for filing with the SEC.

Submitted by the Audit Committee:

/s/ Dennis E. Marshall, Chair
/s/ Gary A. Cox

STOCKHOLDER PROPOSALS

From time to time stockholders present proposals that may be proper subjects for inclusion in a proxy statement and for consideration at an annual meeting of stockholders. Under the rules of the SEC, to be included in the proxy statement for our 2013 annual meeting of stockholders (if any), proposals must be received by us no later than January 9, 2013.

ANNUAL REPORT ON FORM 10-K

We filed with the SEC our Annual Report for the year ended December 31, 2011 on Form 10-K (the “10-K”) on April 6, 2012. A copy of the 10-K has been made available on the Internet or mailed to all stockholders along with this Proxy Statement. Stockholders may obtain additional copies of the 10-K and the exhibits thereto, without charge, by writing to our Corporate Secretary, at our principal executive offices at 16150 Heron Avenue, La Mirada, California 90638, or by making a request to us on our website www.BioLargoReport.com.

OTHER MATTERS

Management does not know of any matters to be considered by the stockholders other than those set forth herein and in the notice accompanying this Proxy Statement.

By Order of the Board of Directors,

Dennis P. Calvert
Chairman

La Mirada, California
April 30, 2012

BIOLARGO, INC.

Proxy for Annual Meeting of Shareholders on June 25, 2012

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints ___ and ____, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Biolargo, Inc., to be held on June 25, 2012 at 14299 Firestone Boulevard, La Mirada, California 90638 , and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)